EXHIBIT 5
September 27, 2006
Board of Directors
Worthington Industries, Inc.
200 Old Wilson Bridge Road
Columbus, Ohio 43085
Members of the Board of Directors:
I am familiar with the proceedings taken and proposed to be taken by Worthington Industries, Inc., an Ohio corporation (the “Company”), in connection with the institution of the Worthington Industries, Inc. 2006 Equity Incentive Plan for Non-Employee Directors (the “Plan”). I have collaborated in the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “SEC”) on the date hereof in order to register 600,000 common shares, without par value (the “Common Shares”), of the Company, under the provisions of the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations promulgated thereunder (the “Rules and Regulations”), for the purpose of offering such Common Shares pursuant to the Plan to non-employee directors of the Company (“Non-Employee Directors.)
In connection with rendering this opinion, I have, to the extent deemed necessary, examined originals or copies, the authenticity of which has been established to my satisfaction, of the Company’s Amended Articles of Incorporation, as currently in effect (the “Articles”); the Company’s Code of Regulations, as currently in effect (the “Regulations”); the Plan; and certain corporate records of the Company including resolutions adopted by the directors and by the shareholders of the Company. In rendering the opinion set forth in paragraph (1) below in respect of the good standing of the Company, I have relied, without independent inquiry or investigation, upon a certificate of good standing of the Company, dated September 21, 2006, issued by the Secretary of State of the State of Ohio.
In my examination of the aforesaid documents, I have assumed, without independent investigation, the authenticity of all records, documents and certificates examined by me, the correctness of the information contained in all records, documents and certificates examined by me, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents and certificates, the authority of all persons entering and maintaining records or executing documents and certificates (other than persons executing documents and certificates on behalf of the Company), and the conformity to authenticate originals of all items submitted to me as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents or certificates.

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I have relied solely upon the examinations and inquiries recited herein, and, except for the examinations and inquiries recited herein, I have not undertaken any independent investigation to determine the existence or absence of facts, and no inference as to my knowledge concerning such facts should be drawn.
As used herein, the phrase “validly issued and outstanding” means that particular action has been authorized by all necessary corporate action of the Company and that the Company has the corporate authority to take such action under Chapter 1701 of the Ohio Revised Code (the “Ohio General Corporation law”) and the Company’s Articles and Regulations.
Based upon and subject to the foregoing and subject to the further qualifications and limitations set forth below, as of the date hereof, I am of the opinion that:
1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio;
2. The 600,000 Common Shares to be registered under the Act for issuance under the Plan, when issued, delivered and paid for, as appropriate, in the manner provided and for the consideration prescribed under the terms of the Plan and in any award agreements entered into by participants in the Plan with the Company as contemplated by the terms of the Plan, pursuant to which such 600,000 Common Shares will be issued under the Plan, will be validly issued and outstanding, fully paid and non-assessable, assuming compliance with applicable Federal and state securities laws.
I am a member of the Bar of the State of Ohio and do not purport to be an expert in the laws of any jurisdiction other than the laws of the State of Ohio, including the applicable provisions of the Ohio Constitution and the reported judicial decisions interpreting those laws, and the United States of America.
This opinion is based upon the laws and legal interpretations in effect, and the facts and circumstances existing, on the date hereof, and I assume no obligation to revise or supplement this opinion should any such law or legal interpretation be changed by legislative action, judicial interpretation or otherwise or should there be any change in such facts or circumstances.
This opinion is furnished by me solely for the benefit of the Company in connection with the offering of the 600,000 Common Shares covered by the Registration Statement pursuant to the Plan and the filing of the Registration Statement and any amendments thereto. This opinion may not be relied upon by any other person or for any other purpose.
Notwithstanding the foregoing, I consent to the filing of my opinion as an exhibit to the Registration Statement and to the reference to me therein. By giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the 1933 Act or the Rules and Regulations promulgated thereunder.

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Except in connection with the Registration Statement as aforesaid, no portion of this opinion may be quoted or otherwise used by any person without my prior written consent.
Very truly yours,
/s/Dale T. Brinkman
Dale T. Brinkman
Vice President-Administration,
General Counsel and Secretary